Exhibit 4.1
ION MEDIA NETWORKS, INC.
2006 STOCK INCENTIVE PLAN
     1. Objectives of the Plan. The objectives of this Stock Incentive Plan are to advance the interests of the Company and its stockholders by providing the means to attract and retain qualified personnel for positions of substantial responsibility and to provide additional incentives to Employees and Consultants, consistent with the Company’s goals, that align the interests of participants with those of the Company’s stockholders. Awards granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, Stock Awards, Performance Units, Performance Shares or Stock Appreciation Rights.
     2. Definitions. As used herein, the following definitions shall apply:
          “Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax and securities laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted.
          “Award” means an Option, Stock Appreciation Right, Stock Award, Performance Unit or Performance Share granted under the Plan.
          “Award Agreement” means the agreement, notice or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Committee.
          “Board” means the Board of Directors of the Company.
          “Cause” means, except as otherwise may be provided under any agreement under which any Award is made under this Plan:
               (1) A Grantee’s arrest for the commission of (A) a felony, (B) two offenses for operating a motor vehicle while impaired by or under the influence of alcohol or illegal drugs, (C) any criminal act with respect to Grantee’s employment (including any criminal act involving a violation of the Communications Act of 1934, as amended, or regulations promulgated by the Federal Communications Commission), or (D) any act that materially threatens to result in suspension, revocation, or adverse modification of any FCC license of any broadcast station owned by any affiliate of the Company or would subject any such broadcast station to fine or forfeiture;
               (2) Grantee’s taking of any action or failure to take action, without knowledge or concurrence of the Company officer to whom the Grantee reports (or the Board of Directors, in the case of the Chief Executive Officer) which would cause the Company to be in material default under any material contract, lease or other agreement;

               (3) Grantee’s dependence on alcohol or illegal drugs;
               (4) Grantee’s failure or refusal to perform his or her employment duties according to or following the lawful policies and directives of the Chairman of the Board or the Chief Executive Officer or such other officer or employee to which Grantee reports;
               (5) Grantee’s misappropriation, conversion or embezzlement of the assets of the Company or any affiliate of the Company; or
               (6) A material breach of any employment agreement between Grantee and the Company or the occurrence of any other event or condition constituting “cause” under any such employment agreement.
          “Change in Control” means the occurrence of any of the following events:
               (a) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions), other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (for purposes of this clause (a), such person or group shall be deemed to beneficially own any voting stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the voting stock of such parent corporation, and in the case of securities that are convertible into or exercisable for voting securities, where exercise or conversion would be subject to the prior approval of the Federal Communications Commission, a person or group shall be deemed not to beneficially own such voting securities until it has received such approval);
               (b) the Company merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding voting stock of the Company is reclassified into or exchanged for other voting stock of the Company or for voting stock of the surviving entity and (ii) the holders of the voting stock of the Company immediately prior to such transaction, together with the Permitted Holders, own, directly or indirectly, not less than a majority of the voting stock of the Company or the surviving entity immediately after such transaction and in substantially the same proportion as before the transaction;
               (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election or appointment by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

               (d) the stockholders of the Company shall have approved any plan of liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.
          “Change in Control Price” means, as determined by the Board,
               (a) the highest Fair Market Value of a Share within the 60 day period immediately preceding the date of determination of the Change in Control Price by the Board (the “60-Day Period”), or
               (b) the highest price paid or offered per Share, as determined by the Board, in any bona fide transaction or bona fide offer related to the Change in Control of the Company, at any time within the 60-Day Period, or
               (c) some lower price as the Board, in its discretion, determines to be a reasonable estimate of the fair market value of a Share.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Committee” means the Compensation Committee appointed by the Board. If the Board does not appoint a Compensation Committee, or in the case of any Award to members of the Committee, “Committee” means the Board.
          “Common Stock” means the Class A Common Stock, $.001 par value, of the Company.
          “Company” means Paxson Communications Corporation, a Delaware corporation, d/b/a Ion Media Networks.
          “Consultant” means any person, including an advisor, engaged by the Company or a Subsidiary to render services and who is compensated for such services, including without limitation non-Employee Directors who are compensated by the Company for their services as non-Employee Directors. In addition, as used herein, “consulting relationship” shall be deemed to include service by a non-Employee Director as such.
          “Continuous Status as an Employee or Consultant” means that the employment or consulting relationship is not interrupted or terminated by the Company or any Subsidiary. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute, or (ii) transfers between locations of the Company or between the Company, a Subsidiary or successor of the Company; or (iii) a change in the status of the Grantee from Employee to Consultant or from Consultant to Employee.

          “Date of Grant” means the date on which the Committee makes the determination granting the Award, or such other later date as is determined by the Committee. Notice of the determination shall be provided to each Grantee within a reasonable time after the Date of Grant.
          “Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant terminates.
          “Director” means a member of the Board.
          “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
          “Employee” means any person, including Officers and Directors, employed by the Company or any Subsidiary. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient, of itself, to constitute “employment” by the Company.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
               (a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a Share of Common Stock shall be the closing sale price for such stock (or the closing bid, if no sales were reported) as reported on such system or exchange (or if more than one such exchange or system reports sales of the Common Stock, on the exchange with the greatest volume of trading in the Common Stock) on the last trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
               (b) If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the average of the closing bid and asked prices for the Common Stock on the last trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
               (c) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee.
          “Grantee” means an individual who has been granted an Award.
          “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

          “Mature Shares” means Shares for which the holder thereof has good title, free and clear of all liens and encumbrances, and that such holder either (i) has held for at least six months or (ii) has purchased on the open market.
          “Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
          “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
          “Option” means a stock option granted under the Plan.
          “Performance Period” means the time period during which the performance goals established by the Committee with respect to a Performance Unit or Performance Share, pursuant to Section 9 of the Plan, must be met.
          “Performance Share” has the meaning set forth in Section 9 of the Plan.
          “Performance Unit” has the meaning set forth in Section 9 of the Plan.
          “Permitted Holders” means (a) collectively, Lowell W. Paxson, his spouse, children or other lineal descendants (adoptive or biological), and any revocable or irrevocable inter vivos or testamentary trust or othe probate estate of any such individual, so long as one or more of the foregoing individuals is the principal beneficiary of such trust or probate estate; (b) NBCU and its Affiliates; and (c) the Company, a Subsidiary or a Company employee benefit plan, including any trustee of such plan acting as trustee.
          “Plan” means this 2006 Stock Incentive Plan.
          “Restricted Stock” means an Award of Shares subject to such terms and conditions as may be established pursuant to Section 8 of the Plan.
          “Restricted Stock Unit” means an Award granted pursuant to Section 8 of the Plan consisting of the right to receive Shares subject to and upon satisfaction of such terms and conditions as may be established by the Committee.
          “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
          “Share” means a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.
          “Stock Appreciation Right” or “SAR” has the meaning set forth in Section 7 of the Plan.
          “Stock Award” means an award of Restricted Stock or Restricted Stock Units pursuant to Section 8 of the Plan.
          “Subsidiary” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.
          “Unvested Shares” means Shares issued upon exercise of an Option which has not vested, which shall be subject to the provisions of Section 8 and shall otherwise be subject to such terms and restrictions as shall be established by the Committee.
     3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan and except as otherwise provided in this Section 3, the maximum aggregate number of Shares that may be issued under the Plan is 50,000,000. The Shares may be authorized, but unissued, or reacquired Common Stock.
          If an Award expires, is forfeited or becomes unexercisable without having been exercised in full, the remaining Shares that were subject to the Award shall become available for future Awards under the Plan (unless the Plan has terminated). Shares that are forfeited or that are used to satisfy a withholding obligation under Section 18 shall become available for future Awards under the Plan. With respect to Stock Appreciation Rights, if the payment upon exercise of a SAR is in the form of Shares, the Shares subject to the SAR shall be counted against the available Shares as one Share for every Share subject to the SAR, regardless of the number of Shares used to settle the SAR upon exercise.
     4. Administration of the Plan.
          (a) Procedure. The Plan shall be administered by the Committee. To the extent the Board or the Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3. To the extent the Board or the Committee considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Section 162(m) of the Code.
          (b) Powers of the Committee. Subject to the provisions of the Plan, and subject to the specific duties delegated by the Board to the Committee, the Committee shall have the authority, in its sole and absolute discretion:
               (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2 of the Plan;
               (ii) to select the Consultants and Employees to whom Awards will be granted under the Plan;
               (iii) to determine whether, when, to what extent and in what types and amounts

Awards are granted under the Plan;
               (iv) to determine the number of shares of Common Stock to be covered by each Award granted under the Plan;
               (v) to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;
               (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan. Such terms and conditions, which need not be the same for each grant or for each Grantee, include, but are not limited to, the exercise price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Committee shall determine;
               (vii) to construe and interpret the terms of the Plan and Awards;
               (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;
               (ix) to modify or amend each Award (subject to Section 13 of the Plan);
               (x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;
               (xi) to determine the terms and restrictions applicable to Awards;
               (xii) to provide any notice or other communication required or permitted by the Plan in either written or electronic form; and
               (xiii) to make all other determinations deemed necessary or advisable for administering the Plan.
          (c) Effect of Committee’s Decision. The Committee’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.
     5. Eligibility and General Conditions of Awards.
          (a) Eligibility. Awards other than Incentive Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Award may be granted additional Awards.
          (b) Maximum Term. The period during which an Award may be outstanding shall not extend more than ten years after the Date of Grant, and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement; provided, however, that any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Committee pursuant to Section 10 of the Plan may, if so permitted or required by the Committee, extend more than ten years after the Date of Grant of the Award to which the deferral relates.
          (c) Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each grant or for each Grantee, shall be set forth in an Award Agreement. The Committee, in its sole and absolute discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as may be specified in the Award Agreement.
          (d) Termination of Employment or Consulting Relationship. If a Grantee’s Continuous Status as an Employee or Consultant terminates (other than upon the Grantee’s death or Disability), then, unless otherwise provided by the Award Agreement, and subject to Section 11 of the Plan:
               (i) the Grantee may exercise his or her unexercised Option or SAR, but only within such period of time as is determined by the Committee, and only to the extent that the Grantee was entitled to exercise it at the Date of Termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). In the case of an Incentive Stock Option, the Committee shall determine such period of time (in no event to exceed three months from the Date of Termination) when the Option is granted. If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the unexercisable portion of the Option or SAR shall terminate and the Shares covered thereby shall be available for new Awards under the Plan. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time period specified by the Committee, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall be available for new Awards under the Plan. An Award Agreement may also provide that if the exercise of an Option following the Date of Termination would be prohibited at any time because the issuance of Shares would violate Company policy regarding compliance with Applicable Law, then the exercise period shall terminate on the earlier of (A) the expiration of the term of the Option set forth in Section 6(b) of the Plan or (B) the expiration of a period of ten days after the Date of Termination during which the exercise of the Option would not be in violation of such requirements;
               (ii) the Grantee’s Stock Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;
               (iii) the Grantee’s Stock Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled by delivery to the Grantee of a number of Shares equal to the aggregate number of the Grantee’s vested Stock Awards; and
               (iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.
          (e) Disability of Grantee. If a Grantee’s Continuous Status as an Employee or Consultant terminates as a result of the Grantee’s Disability, then, unless otherwise provided by the Award Agreement:
               (i) the Grantee may exercise his or her unexercised Option or SAR at any time within 12 months from the Date of Termination, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the Date of Termination (but in no event later than the expiration of the term of the Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the unexercisable portion of the Option or SAR shall terminate and the Shares covered thereby shall be available for new Awards under the Plan. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time period specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall be available for new Awards under the Plan.
               (ii) the Grantee’s Stock Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;
               (iii) the Grantee’s Stock Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled by delivery to the Grantee of a number of Shares equal to the aggregate number of the Grantee’s vested Stock Awards; and
               (iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.
          (f) Death of Grantee. If a Grantee dies, then, unless otherwise provided by the Award Agreement:
               (i) the Grantee’s unexercised Option or SAR may be exercised at any time within 12 months following the date of death (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement), by the Grantee’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the date of death. If, at the time of death, the Grantee was not entitled to exercise his or her entire Option or SAR, the unexercisable portion of the Option or SAR shall terminate and the Shares covered thereby shall be available for new Awards under the Plan. If, after death, the Grantee’s estate or a person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise the Option or SAR within the time period specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall be available for new Awards under the Plan.

               (ii) the Grantee’s Stock Awards, to the extent forfeitable immediately before the date of death, shall thereupon automatically be forfeited;
               (iii) the Grantee’s Stock Awards that were not forfeitable immediately before the date of death shall promptly be settled by delivery to the Grantee’s estate or a person who acquired the right to hold the Stock Grant by bequest or inheritance, of a number of Shares equal to the aggregate number of the Grantee’s vested Stock Awards; and
               (iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the date of death shall terminate immediately upon the date of death.
          (g) Buyout Provisions. Except as otherwise provided in this Section 5(g), the Committee may at any time offer to buy out, for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Grantee at the time that such offer is made. The Committee may condition any such buy out on receipt of the prior approval or consent of the Company’s stockholders. Any such cash offer made to an Officer or Director shall comply with the provisions of Rule 16b-3 relating to cash settlement of stock appreciation rights. This provision is intended only to clarify the powers of the Committee and shall not in any way be deemed to create any rights on the part of Grantees to receive buy out offers or payments.
          (h) Nontransferability of Awards.
               (i) Except as provided in Section 5(h)(iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.
               (ii) Except as provided in Section 5(h)(iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or the laws of descent and distribution (or in the case of Stock Awards, to the Company) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
               (iii) To the extent and in the manner permitted by Applicable Law and by the Committee, and subject to such terms and conditions as may be prescribed by the Committee, a Grantee may transfer an Award to:
                    (A) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);

                    (B) a trust in which persons described in (A) have more than 50 percent of the beneficial interest;
                    (C) a foundation in which persons described in (A) or the Grantee control the management of assets; or
                    (D) any other entity in which persons described in (A) or the Grantee own more than 50 percent of the voting interests;
provided such transfer is not for value. A transfer under a domestic relations order in settlement of marital property rights and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (A) above or the Grantee, in exchange for an interest in such entity, shall not be considered transfers for value.
     6. Options. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option.
          (a) Limitations.
               (i) The aggregate Fair Market Value (determined for each Incentive Stock Option at the Date of Grant) of Shares with respect to which Incentive Stock Options granted under the Plan and under any other employee stock option plan of the Company or any Subsidiary are exercisable for the first time by the Grantee during any calendar year, determined in accordance with the provisions of Section 422 of the Code, may not exceed $100,000. Any Options in excess of such limit that purport to be Incentive Stock Options shall be treated for all purposes as Nonqualified Options.
               (ii) No Employee shall be granted, in any fiscal year of the Company, Options to purchase more than 16,000,000 Shares. The limitation described in this Section 6(a)(ii) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 11 of the Plan. If an Option is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled Option will be counted against the limitation described in this Section 6(a)(ii).
          (b) Term of Option. The term of each Option shall be stated in the Award Agreement; provided, however, that no Option shall have a term of more than ten years from the Date of Grant. Moreover, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Subsidiary, the term of the Incentive Stock Option shall not be more than five years from the Date of Grant.
          (c) Exercise Price.
               (i) The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Committee and in the case of Incentive Stock Options, shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant. In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Subsidiary, the per Share exercise price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.
               (ii) Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Company of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and (3) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such exercise price as the Committee determines to be necessary to achieve such preservation of economic value.
               (iii) Any Option that is granted to a Grantee not previously employed by the Company or a Subsidiary as a material inducement to the Grantee’s commencing employment with the Company or a Subsidiary may be granted with such exercise price as the Committee determines to be necessary to provide such material inducement.
          (d) Waiting Period and Exercise Dates. At the time an Option is granted, the Committee shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement. Notwithstanding the foregoing, the Committee, in its sole discretion may accelerate the vesting of an Option and may provide that an Option may be exercised for Unvested Shares.
          (e) Form of Consideration. The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of grant. The acceptable form of consideration may consist of any combination of cash, certified check, wire transfer or, subject to the approval of the Committee:
               (i) pursuant to rules and procedures approved by the Committee, promissory note;
               (ii) Mature Shares;
               (iii) pursuant to procedures approved by the Committee, (A) through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay the exercise price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise, or (B) through simultaneous sale through a broker of Shares acquired upon exercise; or

               (iv) such other consideration and method of payment for the issuance of Shares as may be permitted by Applicable Law.
          (f) Exercise of Option.
               (i) Any Option shall be exercisable according to the terms of the Plan and at such times and under such conditions as are determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
               (ii) An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Committee pursuant to Section 4(b) of the Plan or otherwise) from the person entitled to exercise the Option, and (B) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan.
               (iii) Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.
               (iv) Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
     7. Stock Appreciation Rights.
          (a) Grant of SARs. Subject to the terms and conditions of the Plan, the Committee may grant SARs in tandem with an Option or alone and unrelated to an Option. Tandem SARs shall expire no later than the expiration of the underlying Option.
          (b) Limitation. No Employee shall be granted, in any fiscal year of the Company, SARs covering more than [3,000,000] Shares. The limitation described in this Section 7(b) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 11 of the Plan. If a SAR is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled SAR will be counted against the limitation described in this Section 7(b).
          (c) Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise to the Company (in accordance with the Award Agreement and any action taken by the Committee pursuant to Section 4(b) of the Plan or otherwise), setting forth the number of Shares with respect to which the SAR is to be exercised. Tandem SARs may be exercised:
               (i) with respect to all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option;
               (ii) only with respect to the Shares for which its related Option is then exercisable; and
               (iii) only when the Fair Market Value of the Shares subject to the Option exceeds the exercise price of the Option.
The value of the payment with respect to the tandem SAR may be no more than 100 percent of the difference between the exercise price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the tandem SAR is exercised.
          (d) Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the date of exercise over the SAR exercise price by (ii) the number of Shares with respect to which the SAR is exercised; provided, that the Committee may provide in the Award Agreement that the benefit payable on exercise of an SAR shall not exceed such percentage of the Fair Market Value of a Share on the Date of Grant as the Committee shall specify. As determined by the Committee, the payment upon exercise of an SAR may be in cash, in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment, or in some combination thereof, as set forth in the Award Agreement.
     8. Stock Awards.
          (a) Authorization to Grant Stock Awards. Subject to the terms and conditions of the Plan, the Committee may grant Restricted Stock and Restricted Stock Units to Employees or Consultants from time to time. Each Stock Award shall be evidenced by an Award Agreement that shall set forth the conditions, if any, which will need to be timely satisfied before the grant will be effective and the conditions, if any, under which the Grantee’s interest in the related Stock will be forfeited. No more than 8,000,000 Shares may be granted pursuant to Stock Awards to an individual Grantee in any calendar year.
          (b) Code Section 162(m) Provisions.
               (i) Notwithstanding any other provision of the Plan, if the Committee determines at the time a Stock Award is granted to a Grantee that such Grantee is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Stock Award, a “covered employee” within the meaning of Section 162(m)(3) of the Code, and to the extent the Committee considers it desirable for compensation delivered pursuant to such Stock Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, then the Committee may provide that this

Section 8(b) is applicable to such Stock Award under such terms as the Committee shall determine.
          (ii) If a Stock Award is subject to this Section 8(b), then the lapsing of restrictions thereon and the distribution of Shares pursuant thereto, as applicable, shall be subject to satisfaction of one, or more than one, objective performance targets. The Committee shall determine the performance targets that will be applied with respect to each Stock Award subject to this Section 8(b) at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate. The performance criteria applicable to Stock Awards subject to this Section 8(b) will be one or more of the following criteria:
•	stock price

•	market share

•	sales

•	earnings per share, core earnings per share or variations thereof

•	return on equity

•	costs

•	revenue

•	cash to cash cycle

•	days payables outstanding

•	days sales outstanding

•	cash flow or operating cash flow

•	operating income or net operating income

•	profit before tax or profit after tax

•	return on assets

•	return on sales

•	invested capital

•	net operating profit after tax

•	return on capital, return on investment and return on invested capital

•	market performance

•	financial return ratios

•	total shareholder return

•	earnings

•	return on equity or average shareowners’ equity

•	total shareowner return

•	income or net income

•	operating profit or net operating profit

•	operating margin and/or gross margin

•	return on operating revenue

•	economic value added

•	overhead or other expense reduction

•	growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index

•	credit rating

•	strategic plan development and implementation

•	net cash provided by operating activities.
               (iii) Notwithstanding any contrary provision of the Plan, the Committee may not increase the number of shares granted pursuant to any Stock Award subject to this Section 8(b), nor may it waive the achievement of any performance target established pursuant to this Section 8(b).
               (iv) Prior to the payment of any Stock Award subject to this Section 8(b), the Committee shall certify in writing that the performance target(s) applicable to such Stock Award was met.
               (v) The Committee shall have the power to impose such other restrictions on Stock Awards subject to this Section 8(b) as it may deem necessary or appropriate to assure that such Stock Awards satisfy all requirements for “performance-based compensation” within the meaning of Code section 162(m)(4)(C), the regulations promulgated thereunder, and any successors thereto.
     9. Performance Units and Performance Shares.
          (a) Grant of Performance Units and Performance Shares. Subject to the terms of the Plan, the Committee may grant Performance Units or Performance Shares to any Employee or Consultant in such amounts and upon such terms as the Committee shall determine.
          (b) Value/Performance Goals. Each Performance Unit shall have an initial value that is established by the Committee on the Date of Grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. The Committee shall set performance goals that, depending upon the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.
          (c) Payment of Performance Units and Performance Shares.
               (i) Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payment based on the number and value of Performance Units or Performance Shares earned by the Grantee over the Performance Period, determined as a function of the extent to which the corresponding performance goals have been achieved.
               (ii) If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines appropriate, the Committee may adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate in order to make them appropriate and comparable to the initial performance goals or Performance Period.
          (d) Form and Timing of Payment of Performance Units and Performance Shares.

Payment of earned Performance Units or Performance Shares shall be made in a lump sum following the close of the applicable Performance Period. The Committee may pay earned Performance Units or Performance Shares in cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
     10. Deferral of Receipt of Payment. The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the exercise of an Option or SAR, the grant of or the lapse or waiver of restrictions with respect to Stock Awards or the satisfaction of any requirements or goals with respect to Performance Units or Performance Shares. If any such deferral is required or permitted, the Committee shall establish rules and procedures for such deferral.
     11. Adjustments Upon Changes in Capitalization or Change of Control.
          (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares subject to outstanding Awards, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to outstanding Awards or that may be issued under the Plan.
          (b) Change in Control. If a Change in Control occurs, the following provisions shall apply:
               (i) Vesting. Any Award outstanding on the date such Change in Control is determined to have occurred that is not yet exercisable and vested on such date shall continue to vest in accordance with its original schedule so long as the Grantee’s Continuous Status as an Employee or Consultant does not terminate, and:
                    (A) shall become fully exercisable and vested on the first anniversary of the date of such Change in Control (the “Change in Control Anniversary”) if the Grantee’s Continuous Status as an Employee or Consultant does not terminate prior to the Change in Control Anniversary;

                    (B) shall become fully exercisable and vested on the Date of Termination if the Grantee’s Continuous Status as an Employee or Consultant terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause; or
                    (C) shall not become fully exercisable and vested if the Grantee’s Continuous Status as an Employee or Consultant terminates prior to the Change in Control Anniversary as a result of termination by the Company for Cause or resignation by the Grantee.
               (ii) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Award is outstanding, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any Option or SAR shall terminate as of a date fixed by the Board and give each Grantee the right to exercise his or her Option or SAR as to all or any part of the Shares covered thereby, including Shares as to which the Option or SAR would not otherwise be exercisable.
               (iii) Merger or Asset Sale. Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, in the event of such a merger or sale each outstanding Option or SAR shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation or a parent or subsidiary thereof does not agree to assume the Option or SAR or to substitute an equivalent option or right, the Committee shall, in lieu of such assumption or substitution, provide for the Grantee to have the right to exercise the Option or SAR as to all or a portion of the Shares covered thereby, including Shares as to which it would not otherwise be exercisable. If the Committee makes an Option or SAR exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Grantee that the Option or SAR shall be fully exercisable for a period of 15 days from the date of such notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase, for each Share subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the merger or sale of assets.
               (iv) Board’s Right to Cash Out Options and SARs. Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a Change in Control other than the dissolution or liquidation of the Company, a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, in the event of such a Change in Control, all outstanding Options and SARs, to the extent they are exercisable and vested (including Options and SARs that shall become exercisable and vested pursuant to Section 11(b)(i) above), shall be terminated in exchange for a cash payment equal to the Change in Control Price (reduced by the exercise price applicable to such Options or SARs). These cash proceeds shall be paid to the Grantee or, in the event of death of an Grantee prior to payment, to the estate of the Grantee or to a person who acquired the right to exercise the Option or SAR by bequest or inheritance.
     12. Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company in accordance with Delaware law within 12 months after the date the Plan is adopted by the Board. The Plan shall continue in effect until (a) all Shares that may be issued under the Plan shall have been issued, or (b) it is sooner terminated by the Board pursuant to Section 13 hereof, in which case the Plan shall remain in effect thereafter with respect to any Awards that are then outstanding until such time as all such Awards have been exercised, settled, forfeited or otherwise terminated, as the case may be. In no event may any Award be granted under the Plan after June 23, 2016, and in no event may an Incentive Stock Option be granted under the Plan after April 1, 2016.
     13. Amendment and Termination of the Plan.
          (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
          (b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Furthermore, the Company shall obtain stockholder approval of any modification or amendment of the Plan to the extent that the Board, in its sole and absolute discretion, reasonably determines, in accordance with the requirements of any exchange or quotation system on which the Common Stock is listed or quoted, that such modification or amendment constitutes a material revision or material amendment of the Plan. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by applicable law, rule or regulation.
          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Committee, which agreement must be in writing and signed by the Grantee and the Company.
     14. Conditions Upon Issuance of Shares.
          (a) Legal Compliance. Shares shall not be issued pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.
          (b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
     15. Liability of Company.
          (a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
          (b) Grants Exceeding Allotted Shares. If the Shares subject to an Award exceed, as of the date of grant, the number of Shares that may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Shares, unless and until stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 13 of the Plan. Any such Awards may be conditioned upon the receipt of such approval.
     16. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
     17. Rights of Employees and Consultants. Neither the Plan nor any Award shall confer upon an Grantee any right with respect to continuing the Grantee’s employment or consulting relationship with the Company, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such employment or consulting relationship at any time, with or without cause.
     18. Withholding. The Company shall deduct from all cash distributions under the Plan any amounts required to be withheld in respect of federal, state, local or foreign taxes. The Company may condition any issuance or delivery of Shares by it pursuant to an Award upon the Grantee’s remittance to the Company of an amount sufficient to satisfy any federal, state and local withholding tax requirements. A Grantee may satisfy this withholding obligation by paying the full amount of the withholding obligation in cash or check acceptable to the Company or its designee. The Company may elect, and may permit the Grantee or his or her beneficiary to elect to authorize the Company, to satisfy tax withholding requirements by refraining from issuing a number of Shares with respect to an Award, with such Shares being valued for purposes of satisfying withholding requirements at Fair Market Value on the date such Shares would otherwise have been issued. In such case the number of Shares to be issued to a Grantee or his or her beneficiary in respect of an Award shall be reduced by the number of Shares elected to be withheld. The Company may revoke any right granted to a Grantee to elect to authorize the Company to satisfy withholding requirements by refraining from issuing Shares at any time. If the Grantee fails to pay applicable withholding taxes within the time specified by the Company or its designee, the Company may, but shall not be required to, elect to reduce the number of Shares that the Grantee is to receive by the smallest number of whole Shares which, when multiplied by the Fair Market Value of the common stock on the date on which the amount of tax required to be withheld is determined, is sufficient to satisfy the amount of the federal, state and local withholding tax obligations imposed on the Company by reason of the exercise or payment of an Award under the Plan.
     19. Governing Law. The validity, interpretation, and enforcement of the Plan are governed in all respects by the laws of Delaware and the United States of America.
     20. No Guarantee of Favorable Tax Treatment. Although the Committee intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or foreign law. The Company shall not be liable to any Grantee or beneficiary for any tax the Grantee or beneficiary might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.